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                                                                      Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
York International Corporation:

We consent to incorporation by reference in the registration statement (No. 33-73077) on Form S-8 of York International Corporation of our report dated June 15, 2001, relating to the statements of net asets available for benefits of the York International Corporation Investment Plan as of December 29, 2000 and 1999, the related statements of changes in net assets available for benefits for the years then ended, and the related schedule as of December 29, 2000, which report appears in the December 29, 2000, Annual Report on Form 11-K of the York International Corporation Investment Plan.

/S/KPMG LLP

Harrisburg, Pennsylvania
June 25, 2001


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